Schwab Tax-Free Bond Fund TM
Ticker Symbol: SWNTX

The fund seeks high current income that is exempt from federal income tax, consistent with capital preservation.

Strategy

To pursue its goal, the fund primarily invests in investment-grade municipal securities?those in the four
highest credit rating categories (rated AAA to BBB?
or the unrated equivalent as determined by the investment adviser). The fund normally invests at least 80% of its net assets in municipal securities the interest from which is exempt from federal income tax, including the federal alternative minimum tax (AMT). The fund does not currently intend to invest in municipal securities whose interest is subject to the AMT. The fund seeks to maintain an average maturity in its portfolio between three years and ten years.

The fund may invest in fixed-, variable- or floating-rate securities from municipal issuers around the country and in U.S. territories and possessions. These may include general obligation issues, which typically are backed by the issuer?s ability to levy taxes, and revenue issues, which typically are backed by a stream of revenue from a given source, such as an electric utility or a public water system. The fund may invest more than 25% of its total assets in municipal securities financing similar projects, such as those relating to education, health
care, transportation, and utilities and may also invest in municipal notes. The fund may also invest in municipal residual interest tender option bonds, which are derivative instruments in municipal bonds.
 Although
volatile, municipal residual interest tender option
 bonds typically offer the potential for yields exceeding the yields available on comparable fixed-rate municipal bonds. Many of the fund?s securities carry credit enhancements (such as bond insurance) or liquidity enhancements (such as a letter of credit), which are designed to provide incremental levels of creditworthiness or liquidity.

In choosing securities, the fund?s manager seeks to maximize current income within the limits of the fund?s credit and average maturity standards. The investment adviser?s credit research department analyzes and monitors the securities that the fund owns or is considering buying. The fund may invest up to 15% of its assets in below investment grade bonds (sometimes called junk bonds)
 that are rated at least B by at least one nationally recognized statistical rating organization or are the unrated equivalent as determined by the investment adviser. If a portfolio security falls below B or the unrated equivalent, the fund may continue to hold the security if the investment adviser believes that it would be in the best interests of the fund to do so. The manager also may use investment techniques, such as short sales, futures contracts and other derivatives, in seeking to enhance yield, preserve capital, reduce bond price fluctuations and otherwise manage investment risk. A financial future is a contract to buy or sell a specific financial instrument at a specified price at a specific future time. Such financial instruments include treasury securities, and other debt obligations, the prices of which fluctuate with changes in interest rates. The manager may adjust the fund?s holdings or its average maturity based on actual or anticipated changes in interest rates or credit quality.

During unusual market conditions, the fund may invest
 entirely in taxable securities and municipal securities whose interest is subject to the AMT as a temporary defensive measure. When the fund engages in such activities, the fund would not be pursuing its investment strategy and, as a result, it may not achieve its investment objective.


Schwab California Tax-Free Bond Fund TM
Ticker symbol: SWCAX

The fund seeks high current income exempt from federal
 and California personal income tax that is consistent with capital preservation.

Strategy

To pursue its goal, the fund primarily invests in investment-grade municipal securities?those in the four highest credit rating categories (rated AAA to BBB?
 or the unrated equivalent as determined by the investment adviser) from California issuers. The fund normally invests at least 80% of its net assets in municipal securities the interest from which is exempt from federal and California personal income tax and federal alternative minimum tax (AMT). The fund does not currently intend to invest in municipal securities whose interest is subject to the AMT. The fund seeks to maintain an average maturity in its portfolio between three years and ten years.

The fund may invest in securities from municipal issuers in California and in U.S. territories and possessions.
These may include general obligation issues, which typically are backed by the issuer?s ability to levy taxes, and revenue issues, which typically are backed by a stream of revenue from a given source, such as an electric utility or a public water system. The fund may invest more than 25% of its total assets in municipal securities financing similar projects, such as those relating to education, health care, transportation, and utilities and may also invest in municipal notes. The fund may also invest in municipal residual interest tender option bonds, which are derivative instruments in municipal bonds.
Although volatile, municipal residual interest tender option bonds typically offer the potential for yields exceeding the yields available on comparable fixed-rate municipal bonds. Many of the fund?s securities carry credit enhancements (such as bond insurance) or liquidity enhancements (such as a letter of credit), which are designed to provide incremental levels of creditworthiness or liquidity.

In choosing securities, the fund?s manager seeks to
 maximize current income within the limits of the fund?s credit and average maturity standards. The investment adviser?s credit research department analyzes and monitors the securities that the fund owns or is considering buying. The fund may invest up to 15% of its assets in below investment grade bonds (sometimes called junk bonds) that are rated at least B by at least one nationally recognized statistical rating organization or are the unrated equivalent as determined by the investment adviser. If a portfolio security falls below B or the unrated equivalent, the fund may continue to hold the security if the investment adviser believes that it would be in the best interests of the fund to do so. The manager also may use investment techniques, such as short sales, futures contracts and other derivatives, in seeking to enhance yield, preserve capital, reduce bond price fluctuations and otherwise manage investment risk. A financial future is a contract to buy or sell a specific financial instrument at a specified price at a specific future time. Such financial instruments include treasury securities, and other debt obligations, the prices of which fluctuate with changes in interest rates.
The manager may adjust the fund?s holdings or its average maturity based on actual or anticipated changes in interest rates or credit quality.

During unusual market conditions, the fund may invest entirely in taxable securities and municipal securities whose interest is subject to the AMT as a temporary defensive measure. When the fund engages in such activities, the fund would not be pursuing its investment strategy and, as a result, it may not achieve its investment objective.

Bowne Conversion	2
Bowne Conversion
Schwab Tax-Free Bond Funds Amended prospectus revcon